UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 16, 2007
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	0-17224	66-031262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 17, 2007, Doral Financial Corporation (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that, on May 16, 2007, it had entered into a definitive stock purchase agreement with Doral Holdings Delaware, LLC (“Holdings”), providing for the private sale by the Company to Holdings of 968,253,968 newly issued shares for an aggregate purchase price of $610 million of Company common stock, at a price per share of $0.63. Holdings is a newly-formed entity in which Bear Stearns Merchant Banking and other investors, including the Marathon Asset Management, Perry Capital, the D. E. Shaw group, Tennenbaum Capital Partners, Eton Park Capital Management, Goldman Sachs & Co., Canyon Capital Advisors and GE Asset Management, will invest. Holdings will be registered as a bank holding company. Following the closing of the transaction, Holdings will own approximately 90% of the outstanding common stock of the Company, and the Company’s existing common shareholders will own approximately 10%.
     As of the date of the agreement, Holdings had obtained equity commitments for approximately $415 million of the $630 million in equity that it intends to raise to fund its $610 million investment in the Company and related expenses. Pursuant to the terms of the agreement, Holdings agreed to use commercially reasonable efforts to obtain, on or prior to June 12, 2007 or as soon as possible thereafter, additional equity subscription agreements for at least $215 million.
     In addition to customary conditions, the consummation of the transaction is subject to a number of other conditions, including shareholder approval of the transaction and certain related amendments to the Company’s certificate of incorporation, various regulatory approvals and confirmations, final approval by the U.S. District for the Southern District of New York of the previously announced settlement of the consolidated securities class action and shareholder derivative lawsuits pending against the Company, the receipt by Holdings or an affiliate of Holdings of $215 million in additional equity commitments, the receipt of final regulatory approvals for the Company to receive, within one day after the closing, at least $150 million from the transfer of Doral’s portfolio of mortgage servicing rights to Doral Bank Puerto Rico and from a dividend distribution from Doral Bank FSB following consummation of the previously announced sale of its New York branches, receipt of written confirmation from the Department of the Treasury of Puerto Rico (the “Treasury”) regarding certain matters related to the Company’s agreement with the Treasury related to its deferred tax asset, and the absence of certain material adverse developments with respect to the Company or its business.
     Pursuant to the terms of the agreement, effective as of the closing, the Company is required to cause its Board of Directors to be comprised of eleven members designated by Holdings, including the current CEO and the current Chairman of the Company (assuming each is willing to so serve).
     At the closing of the transaction, the Company will enter into an advisory services agreement with Bear Stearns Merchant Manager III (Cayman), L.P. (the “Advisor”), pursuant to which the Advisor would provide certain financial and administrative services to the Company in exchange for an annual fee and the reimbursement of out-of-pocket expenses. The agreement will have a term of five years. The annual fee for the period from July 1, 2007 to June 30, 2008 will equal $1.5 million, and will increase by $500,000 for each twelve-month period thereafter. In addition, the Company has agreed to reimburse the reasonable out-of-pocket expenses of Holdings and its parent partnership to the extent related to their investment in the Company.
     The agreement is subject to termination by Holdings or the Company if the closing has not occurred on or before September 30, 2007, and in certain other circumstances. In addition, the Company’s has the right to terminate the agreement under certain circumstances, including to accept a superior unsolicited proposal by the later of June 12, 2007 and the date on which Holdings receives an additional $215 million in equity commitments, or if the additional equity commitments have not been obtained by June 12, 2007. Subject to certain exceptions, the Company has agreed not to solicit any inquiries, proposals or offers with respect to a competing proposal. The Company will be required to pay a termination fee of $25 million in the event it terminates the agreement to accept a superior proposal as described above, or (subject to certain exceptions) if the agreement is terminated under other circumstance and the Company enters into an alternative transaction within twelve months after termination of the agreement.
     In the event Holdings fails to complete the transaction in violation of the agreement, it and its investors would be liable to the Company for up to $25 million in damages.

     In accordance with the terms of the agreement, the Company will enter into a securityholders and registration rights agreement at the closing of the transaction. Pursuant to this agreement, Holdings will agree not to engage in a “going private” transaction unless it were either approved by the disinterested directors (if any) or by a majority of the unaffiliated stockholders. In addition, so long as Holdings owns a majority of the Company’s voting stock, if it transfers to any third party, in one or a series of related transactions, a majority of the Company’s common stock, then (subject to certain conditions) the transaction would be required to provide for or permit other Company shareholders to participate on the same terms, on a pro rata basis. The securityholders and registration rights agreement would afford Holdings certain registration rights, board representation rights and rights to subscribe for additional securities of the Company in order to maintain its ownership percentage.
     Certain shareholders, who collectively own approximately 10.7% of the outstanding common stock of the Company, have entered into a voting agreement with Holdings, pursuant to which they have agreed to vote, subject to customary conditions, in favor of the transaction.
     The board of directors of the Company has approved the transaction and the related amendments to the Company’s certificate of incorporation by a unanimous vote of its independent directors and has resolved to recommend that shareholders approve the transaction and the related amendments to the Company’s certificate of incorporation. The Company intends to seek the necessary shareholder approvals at the 2007 annual meeting of shareholders to be held prior to the closing. The Company will file a proxy statement with the Securities and Exchange Commission (the “Commission”) prior to the date of the annual meeting. The Company urges investors and securityholders to read the proxy statement in its entirety when it is filed with the Commission.
     The foregoing description of the terms of the terms of the agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, dated as of May 16, 2007, a copy of which is attached hereto as Exhibits 10.1 and is incorporated by reference herein.
Participants in the Solicitation
     The Company and its directors may be deemed to be soliciting proxies from the Company’s shareholders in favor of the proposed transaction. Information regarding the Company’s directors is available in the Company’s annual report of Form 10-K for the fiscal year ended December 31, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the Commission when they become available.
Additional Information and Where to Find It
     INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE TRANSACTION THAT IS THE SUBJECT OF THIS CURRENT REPORT ON FORM 8-K CAREFULLY AND IN ITS ENTIRETY WHEN IT IS FILED WITH THE COMMISSION BY THE COMPANY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders may obtain a free copy of the proxy statement, when it is available, at the Internet worldwide website maintained by the Commission at http://www.sec.gov. In addition, documents filed by the Company are available at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20594. Investors and securityholders may call the Commission at 1-800-SEC-0330 for further information on the public reference room. Free copies of all of the Company’s filings with the Commission may also be obtained (without exhibits) by directing a request to or accessing www.doralfinancial.com.
Item 3.02 Unregistered Sales of Equity Securities
     The information included in Item 1.01 is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

10.1	Stock Purchase Agreement, dated as of May 16, 2007, by and among Doral Financial Corporation, Doral Holdings Delaware, LLC, and to the extent provided therein, Doral Holdings, L.P.

99.1	Press Release dated May 17, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: May 17, 2007	By:	/s/ Glen R. Wakeman
		Name:	Glen R. Wakeman
		Title:	Chief Executive Officer

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